Exhibit 99.1

BRINKER INTERNATIONAL REPORTS COVID-19 IMPACT UPDATE
AND THIRD QUARTER OF FISCAL 2020 RESULTS

DALLAS (April 29, 2020) – Brinker International, Inc. (NYSE: EAT) today announced a business update related to the novel strain of coronavirus (“COVID-19”), in addition to results for the third quarter of fiscal 2020 ended March 25, 2020.
Brinker began experiencing the impact of the COVID-19 pandemic on March 8, 2020 resulting in decreased traffic and the closure of all of our dining rooms as we transitioned to a 100% off-premise model by the end of the third quarter. We have adapted our existing to-go and delivery sales channels in order to deliver a safe and quality experience for team members and guests during this pandemic. Our strategic decision to enhance our off-premise business over the last few years including online ordering, mobile app, curbside service and third-party delivery, has enabled us to conveniently serve a significantly higher volume of off-premise guests during this pandemic.
“Before the crisis hit, Brinker’s strategies were working extremely well and the third quarter was shaping up to be very strong,” said Wyman Roberts, CEO. “Since COVID-19, we have focused on the safety and health of our team members and guests while shifting to a to-go and delivery only model. We have supported our team members with a relief fund of more than $15 million, and worked hard to keep as many employees as possible. Our absolute and relative sales growth is a testament to the strength of the strategies we have been working on the past few years and will ensure our continued strength post COVID-19.”
In the third quarter of fiscal 2020, through March 8, 2020, our multi-year strategies were delivering comparable restaurant sales growth. Company-owned Chili’s comparable restaurant sales had increased by 3.3%, and Company-owned Maggiano’s comparable restaurant sales had increased by 0.6%. Our Chili’s off-premise sales, which includes both to-go and delivery, also grew reaching approximately 20% of sales, with approximately 14% coming from to-go and 6% from delivery. While the spread of COVID-19 dramatically changed the full-quarter results, we believe these intra-quarter results are further evidence and provide a good foundation for our brands as they move forward our multi-year strategies.
As Chili’s and Maggiano’s operate in an off-premise only model, below are some current preliminary results related to Company-owned restaurants for the weeks subsequent to the third quarter of fiscal 2020:

•
Off-premise sales have grown each week since the COVID-19 pandemic, and have captured 57% of prior year Company total restaurant sales during the week ended April 22, 2020, adjusted to exclude the Midwest region acquisition that occurred in the first quarter of fiscal 2020

•	Online ordering at Chili’s accounted for approximately 70% of all off-premise orders from March 26, 2020 to April 22, 2020

•	Delivery sales are approximately 20% of total sales from March 26, 2020 to April 22, 2020

•
Total restaurant sales represent the total sales dollars per week of Company-owned restaurants, including the Midwest region restaurants, as well as the percentage change from the prior week from April 1, 2020 to April 22, 2020:

	Total Restaurant Sales
	Week Ending				Percent Change from Prior Week
	4/1/2020	4/8/2020	4/15/2020	4/22/2020	4/1/2020	4/8/2020	4/15/2020	4/22/2020
Company-owned	$23.9	$26.2	$30.9	$34.3	12.7%	9.6%	17.9%	11.0%
Chili’s	22.2	24.3	28.3	32.2	13.3%	9.5%	16.5%	13.8%
Maggiano’s	1.7	1.9	2.6	2.1	6.3%	11.8%	36.8%	(19.2)%

•	Comparable restaurant sales represents the percentage change in Company-owned comparable restaurant sales for weekly results from April 1, 2020 to present:

	Comparable Restaurant Sales
	Fiscal 20 vs Fiscal 19
	Week Ending
	4/1/2020	4/8/2020	4/15/2020	4/22/2020
Company-owned	(64.6)%	(59.7)%	(53.1)%	(46.8)%
Chili’s	(62.9)%	(57.8)%	(51.6)%	(42.5)%
Maggiano’s	(77.0)%	(73.7)%	(64.6)%	(73.7)%
As of April 24, 2020, we have total liquidity of $175 million, comprised of total cash and revolver availability. Given the current sales levels and reductions in expenses, we estimate an average cash burn level of approximately $5 million per week while our business is primarily operating as off-premise. As a precautionary measure, we continue to evaluate additional sources of capital as we navigate through this evolving situation, and the Company is filing an automatic shelf registration statement on Form S-3ASR to provide the Company with flexibility to access the public capital markets in order to respond to future financing and business opportunities if and when the Company deems appropriate.
We do not have any further updates on our fiscal 2020 withdrawn guidance as discussed in our April 2, 2020 press release.
THIRD QUARTER OF FISCAL 2020 RESULTS
Highlights include the following:

•
Earnings per diluted share, on a GAAP basis, in the third quarter of fiscal 2020 decreased 38.2% to $0.81 compared to $1.31 in the third quarter of fiscal 2019 primarily due to reduced traffic and incremental expenses for employee assistance payments made in connection with the COVID-19 pandemic, partially offset by the impact of reduced performance-based compensation expenses

•
Earnings per diluted share, excluding special items, in the third quarter of fiscal 2020 increased 1.6% to $1.28 compared to $1.26 in the third quarter of fiscal 2019 primarily due to reduced performance-based compensation expenses and income taxes partially offset by the traffic decline resulting from the COVID-19 pandemic (see non-GAAP reconciliation below)

•
Operating income, as a percentage of Total revenues, was 4.8% in the third quarter of fiscal 2020 compared to 8.4% in the third quarter of fiscal 2019 primarily due to reduced traffic and incremental expenses for employee assistance payments made in connection with the COVID-19 pandemic, partially offset by the impact of reduced performance-based compensation expenses

•	Restaurant operating margin, as a percentage of Company sales, was 12.8% in the third quarter of fiscal 2020 compared to 14.3% in the third quarter of fiscal 2019 (see non-GAAP reconciliation below)

•
Brinker International’s Company sales in the third quarter of fiscal 2020 increased 3.5% to $840.4 million compared to the third quarter of fiscal 2019 primarily due to increased capacity from the 116 Chili’s restaurants acquired in the first quarter of fiscal 2020, partially offset by the traffic decline resulting from the COVID-19 pandemic. Total revenues in the third quarter of fiscal 2020 increased 2.5% to $860.0 million compared to $839.3 million in the third quarter of fiscal 2019

•
Comparable restaurant sales for company-owned and franchise restaurants experienced significant traffic declines due to the COVID-19 pandemic in the third quarter of fiscal 2020 compared to the third quarter of fiscal 2019 as follows:

◦	Chili’s company-owned comparable restaurant sales (5.3%)

◦	Maggiano’s company-owned comparable restaurant sales (9.9%)

◦	Chili’s U.S franchise comparable restaurant sales (6.3%)

◦	Chili’s international franchise comparable restaurant sales (9.5%)

•
Cash flows provided by operating activities in the thirty-nine week period ended March 25, 2020 were $237.8 million, and capital expenditures totaled $82.0 million resulting in free cash flow of $155.8 million (see non-GAAP reconciliation below)

Quarterly Operating Performance
Company Sales and Company Restaurant Expenses
Chili’s Company sales in the third quarter of fiscal 2020 increased 5.5% to $748.7 million from $709.8 million in the third quarter of fiscal 2019 primarily due to the acquisition of 116 Chili’s restaurants in the first quarter of fiscal 2020 and increased off-premise sales as we transitioned to a 100% off-premise model by the end of the third quarter of fiscal 2020. These increases were partially offset by decreased net comparable restaurant sales driven by reduced dining room traffic and 10 temporarily closed restaurants due to the COVID-19 pandemic.
As compared to the third quarter of fiscal 2019, Chili’s restaurant operating margin(1) decreased. Restaurant expenses, as a percentage of Company sales, increased compared to the third quarter of fiscal 2019 primarily due to sales deleverage as a result of COVID-19 and higher expenses primarily related to delivery fees in connection with the growth in off-premise sales, partially offset by lower advertising spend. Restaurant labor, as a percentage of Company sales, increased compared to the third quarter of fiscal 2019 primarily due to sales deleverage as a result of COVID-19 and higher hourly labor wage rates, partially offset by lower manager bonus expense. Food and beverage costs, as a percentage of Company sales, increased compared to the third quarter of fiscal 2019 primarily due to unfavorable commodity pricing and menu item mix, partially offset by increased menu pricing.
Maggiano’s Company sales in the third quarter of fiscal 2020 decreased to $91.7 million from $101.8 million in the third quarter of fiscal 2019 primarily due to a 9.9% decrease in comparable restaurant sales driven by reduced dining and banquet room traffic due to the COVID-19 pandemic and also included 0.7% of negative weather impact. As compared to the third quarter of fiscal 2019, Maggiano’s restaurant operating margin(1) decreased. Restaurant expenses, as a percentage of Company sales, increased primarily due to sales deleverage as a result of COVID-19 and higher rent expenses, partially offset by lower repairs and maintenance expenses. Restaurant labor, as a percentage of Company sales, increased primarily due to sales deleverage as a result of COVID-19 and higher hourly labor wage rates, partially offset by lower manager bonus expense. Food and beverage costs, as a percentage of Company sales, decreased primarily due to increase menu pricing, partially offset by unfavorable menu mix.

(1)
Restaurant operating margin is defined as Company sales less Food and beverage costs, Restaurant labor and Restaurant expenses and excludes Depreciation and amortization expenses (see non-GAAP reconciliation below).

Franchise and Other Revenues
Franchise and other revenues in the third quarter of fiscal 2020 decreased 29.2% to $19.6 million from $27.7 million in the third quarter of fiscal 2019 primarily due to a decrease in royalties and franchise marketing contributions that are primarily due to the acquisition of 116 Chili’s restaurants from a franchisee in the first quarter of fiscal 2020 and the adverse impact of the COVID-19 pandemic on our domestic and global franchise restaurants. In the third quarter of fiscal 2020, our franchisees generated approximately $218.0 million in sales(2).

(2)	Royalty revenues are recognized based on the sales generated and reported to the Company by franchisees.
General and Administrative Expenses
General and administrative expenses in the third quarter of fiscal 2020 decreased 42.9% to $23.3 million from $40.8 million in the third quarter of fiscal 2019 primarily due to reduced performance-based incentive compensation expenses as the COVID-19 pandemic has negatively impacted business performance metrics. Additionally, stock-based compensation declined primarily related to the acceleration of stock-based compensation expenses in the first quarter of fiscal 2020 for retirement eligible executives and the timing of grants. Retirement eligibility results in the compensation being recognized in full upon grant as there is no vesting period.
Income Taxes
On a GAAP basis, the effective income tax rate in the third quarter of fiscal 2020 decreased to a benefit of (13.2%) compared to 10.3% in the third quarter of fiscal 2019 primarily driven by reduced profitability related to the COVID-19 pandemic in the third quarter of fiscal 2020, and the FICA tax credit in fiscal 2020. The provision for income taxes includes a significant reduction in the third quarter of fiscal 2020 necessary to align the year-to-date provision for income taxes to the year-to-date income. Excluding the impact of special items (see non-GAAP reconciliation below for details), the effective income rate was 4.6% in the third quarter of fiscal 2020.
Comparable Restaurant Sales
The table below presents the percentage change in company-owned and franchise comparable restaurant sales in the quarter comparative periods as described below:

	Comparable Restaurant Sales(1)		Price Impact		Mix-Shift(2)		Traffic
	Q3: 20 vs 19	Q3: 19 vs 18	Q3: 20 vs 19	Q3: 19 vs 18	Q3: 20 vs 19	Q3: 19 vs 18	Q3: 20 vs 19	Q3: 19 vs 18
Company-owned	(5.9)%	2.6%	1.0%	1.5%	(0.1)%	(1.7)%	(6.8)%	2.8%
Chili’s	(5.3)%	2.9%	0.9%	1.6%	0.3%	(1.7)%	(6.5)%	3.0%
Maggiano’s	(9.9)%	0.4%	1.8%	0.8%	(1.5)%	(0.4)%	(10.2)%	0.0%
Chili’s franchise(3)	(7.7)%	(0.2)%
U.S.	(6.3)%	2.0%
International	(9.5)%	(3.9)%
Chili’s domestic(4)	(5.4)%	2.7%
System-wide(5)	(6.2)%	1.8%

(1)
Comparable Restaurant Sales include all restaurants that have been in operation for more than 18 months except acquired restaurants which are included after more than 12 months ownership. Percentage amounts are calculated based on the comparable periods year-over-year.

(2)	Mix-Shift is calculated as the year-over-year percentage change in Company sales resulting from the change in menu items ordered by guests.

(3)
Chili’s Franchise sales generated by franchisees are not included in revenues in the Consolidated Statements of Comprehensive Income (Unaudited); however, we generate royalty revenues and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations.

(4)	Chili’s Domestic Comparable Restaurant Sales percentages are derived from sales generated by Company-owned and franchise-operated Chili’s restaurants in the United States.

(5)
System-wide Comparable Restaurant Sales are derived from sales generated by Company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise-operated Chili’s restaurants.

Non-GAAP Measures
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the Company’s financial results. Non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP measures are included in the tables below.
Reconciliation of Net Income and Net Income Per Share Excluding Special Items
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results. The following reconciliation is presented in millions, except per diluted share amounts.

	Q3 20	EPS Q3 20	Q3 19	EPS Q3 19
Net income	$30.8	$0.81	$49.8	$1.31
Special items(1)	23.7	0.63	(2.5)	(0.07)
Income tax effect related to special items(2)	(6.0)	(0.16)	0.6	0.02
Special items, net of taxes	17.7	0.47	(1.9)	(0.05)
Adjustment for special tax items(3)	0.0	0.00	0.0	0.00
Net income excluding special items	$48.5	$1.28	$47.9	$1.26

(1)
Special items in the third quarter of fiscal 2020 consist of a charge of $19.3 million in Other (gains) and charges that included charges related to the COVID-19 pandemic, and $4.4 million of incremental depreciation expenses associated with a change in estimated useful life of certain restaurant-level long-lived assets.

Special items in the third quarter of fiscal 2019 consist of a gain of $3.5 million in Other (gains) and charges, partially offset by $1.0 million of incremental depreciation expenses associated with a change in estimated useful life of certain restaurant-level long-lived assets.
Footnote “(2)” to the Consolidated Statements of Comprehensive Income (Unaudited) contains additional details on the composition of Other (gains) and charges for each period presented.

(2)	Income tax effect related to special items is based on the statutory tax rate in effect at the end of each period presented.

(3)	Adjustment for special tax items in the third quarter of fiscal 2020 and fiscal 2019 was negligible.
Reconciliation of Restaurant Operating Margin
Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative to operating income as an indicator of financial performance. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance of ongoing restaurant-level operations. This non-GAAP measure is not indicative of overall company performance and profitability because this measure does not directly accrue benefit to the shareholders due to the nature of costs excluded. We define Restaurant operating margin as Company sales less Company restaurant expenses, including Food and beverage costs, Restaurant labor and Restaurant expenses. We believe this metric provides a more useful comparison between periods and enables investors to focus on the performance of restaurant-level operations by excluding revenues not related to food and beverage sales at company-owned restaurants, corporate General and administrative expenses, Depreciation and amortization, and Other (gains) and charges.
Restaurant operating margin excludes Franchise and other revenues which are earned primarily from franchise royalties, advertising fees, and other non-food and beverage revenues streams such as banquet service charges, digital entertainment revenues and gift card breakage. Depreciation and amortization expenses, substantially all of which are related to restaurant-level assets, are excluded because such expenses represent historical costs which do not reflect current cash outlays for the restaurants. General and administrative expenses include primarily non-restaurant-level costs associated with support of the restaurants and other activities at our corporate offices and are therefore excluded. We believe that excluding special items, included within Other (gains) and charges, from Restaurant operating margin provides investors with a clearer perspective of the Company’s ongoing operating performance and a more useful comparison to prior period results. Restaurant operating margin as presented may not be comparable to other similarly titled measures of other companies in our industry.
The following reconciliation is presented in millions, except percentages:

	Q3 20	Q3 19
Operating income - GAAP	$41.1	$70.2
Operating income as a percentage of Total revenues	4.8%	8.4%

Operating income - GAAP	$41.1	$70.2
Less: Franchise and other revenues	(19.6)	(27.7)
Plus: Depreciation and amortization	43.5	36.4
General and administrative	23.3	40.8
Other (gains) and charges	19.3	(3.5)
Restaurant operating margin - non-GAAP	$107.6	$116.2
Restaurant operating margin as a percentage of Company sales	12.8%	14.3%
Reconciliation of Free Cash Flow
Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements and expenditures of our business operations (in millions).

Thirty-Nine Week Period Ended March 25, 2020
Cash flows provided by operating activities - GAAP	$237.8
Capital expenditures	(82.0)
Free cash flow - non-GAAP	$155.8
WEBCAST INFORMATION
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on Brinker’s website today, April 29, 2020 at 9 a.m. CDT:
http://investors.brinker.com/events/event-details/q3-2020-brinker-international-earnings-conference-call
For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker’s website until the end of the day May 13, 2020.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on Brinker’s website under the Financial Information section of the Investor tab.

FORWARD CALENDAR

•	Earnings release call for the fourth quarter of fiscal 2020 on August 12, 2020

•	SEC Form 10-Q for the third quarter of fiscal 2020 filing on or before May 4, 2020
ABOUT BRINKER
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Based in Dallas, Texas, as of March 25, 2020, Brinker owned, operated, or franchised 1,675 restaurants under the names Chili’s® Grill & Bar (1622 restaurants) and Maggiano’s Little Italy® (53 restaurants).
FORWARD-LOOKING STATEMENTS
The statements and tables contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements. The forward-looking statements in the press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements except as required by law. These risks and uncertainties are, in many instances, beyond our control. Such risks and uncertainties include, among other things, the impact of competition, changes in consumer preferences, consumer perception of food safety, reduced disposable income, unfavorable publicity, increased minimum wages, governmental regulations, the impact of mergers, acquisitions, divestitures and other strategic transactions, the Company’s ability to meet its business strategy plan, third party delivery risks, loss of key management personnel, failure to hire and retain high-quality restaurant management, the impact of social media, failure to protect the security of data of our guests and team members, product availability, regional business and economic conditions, litigation, franchisee success, downgrades in our credit ratings, inflation, changes in the retail industry, technology failures, failure to protect our intellectual property, outsourcing, impairment of goodwill or assets, failure to maintain effective internal control over financial reporting, actions of activist shareholders, adverse weather conditions, terrorist acts, health epidemics or pandemics (such as COVID-19), and tax reform, as well as the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
Consolidated Statements of Comprehensive Income (Unaudited)
(In millions, except per share amounts)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 25, 2020	March 27, 2019	March 25, 2020	March 27, 2019
Revenues
Company sales	$840.4	$811.6	$2,451.8	$2,301.4
Franchise and other revenues(1)	19.6	27.7	63.5	82.4
Total revenues	860.0	839.3	2,515.3	2,383.8
Operating costs and expenses
Company restaurants (excluding depreciation and amortization)
Food and beverage costs	226.7	216.7	653.6	609.5
Restaurant labor	285.9	274.0	846.2	791.1
Restaurant expenses	220.2	204.7	652.2	609.4
Company restaurant expenses	732.8	695.4	2,152.0	2,010.0
Depreciation and amortization	43.5	36.4	120.9	109.5
General and administrative	23.3	40.8	95.9	110.0
Other (gains) and charges(2)	19.3	(3.5)	30.7	(12.4)
Total operating costs and expenses	818.9	769.1	2,399.5	2,217.1
Operating income	41.1	70.2	115.8	166.7
Interest expenses	14.3	15.3	44.2	46.3
Other (income), net	(0.4)	(0.6)	(1.4)	(2.2)
Income before provision for income taxes	27.2	55.5	73.0	122.6
Provision (benefit) for income taxes	(3.6)	5.7	(0.6)	14.4
Net income	$30.8	$49.8	$73.6	$108.2

Basic net income per share	$0.83	$1.33	$1.97	$2.80

Diluted net income per share	$0.81	$1.31	$1.94	$2.75

Basic weighted average shares outstanding	37.2	37.5	37.3	38.6

Diluted weighted average shares outstanding	37.8	38.1	38.0	39.3

Other comprehensive income (loss)
Foreign currency translation adjustments(3)	$(1.0)	$0.2	$(1.1)	$(0.1)
Other comprehensive income (loss)	(1.0)	0.2	(1.1)	(0.1)
Comprehensive income	$29.8	$50.0	$72.5	$108.1

(1)
Franchise and other revenues include Royalties and Franchise fees and other revenues. Franchise fees and other revenues include Maggiano’s banquet service charge income, gift card breakage, gift card equalization, gift card discount costs from third-party gift card sales, advertising fees, digital entertainment revenues, delivery fee income, franchise and development fees, merchandise income, and retail royalty revenues.

(2)	Other (gains) and charges included in the Consolidated Statements of Comprehensive Income (Unaudited) included (in millions):

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 25, 2020	March 27, 2019	March 25, 2020	March 27, 2019
COVID-19 related charges	$16.1	$—	$16.1	$—
Foreign currency transaction (gain) loss	2.3	(0.5)	2.2	(0.6)
Acquisition of franchise restaurants costs, net of (gains)	1.1	—	2.6	—
Remodel-related costs	0.6	1.7	2.1	4.8
Restaurant closure charges	0.3	0.2	3.4	4.0
Corporate headquarters relocation charges	0.2	5.2	0.9	6.2
Loss (gain) on sale of assets, net	0.1	(6.0)	—	(6.8)
Restaurant impairment charges	—	—	4.6	1.0
Lease modification net (gain)	—	—	(3.1)	—
Sale leaseback (gain), net of transaction charges	—	(4.3)	—	(22.0)
Other	(1.4)	0.2	1.9	1.0
	$19.3	$(3.5)	$30.7	$(12.4)

(3)
Foreign currency translation adjustment included in our Comprehensive income in the Consolidated Statements of Comprehensive Income (Unaudited) represents the unrealized impact of translating the financial statements of our Canadian restaurants from Canadian dollars to U.S. dollars. This amount is not included in Net income and would only be realized upon disposition of these restaurants.

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	March 25, 2020(1)	June 26, 2019
ASSETS
Total current assets	$315.3	$177.0
Net property and equipment(2)	832.1	755.1
Operating lease assets(3)	1,159.9	—
Deferred income taxes, net(3)(4)	42.5	112.0
Other assets	235.6	214.2
Total assets	$2,585.4	$1,258.3
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Total current liabilities(3)(4)	$520.0	$421.6
Long-term debt and finance leases, less current installments	1,428.9	1,206.6
Long-term operating lease liabilities, less current portion(3)	1,154.2	—
Deferred gain on sale leaseback transactions(4)	—	255.3
Other liabilities	57.0	153.0
Total shareholders’ deficit(3)(4)	(574.7)	(778.2)
Total liabilities and shareholders’ deficit	$2,585.4	$1,258.3

(1)	The Condensed Consolidated Balance Sheet at March 25, 2020 includes the final purchase price allocation for the 116 Chili’s restaurants assets acquired and liabilities assumed on September 5, 2019.

(2)
Of the 1,117 company-owned restaurant locations, at March 25, 2020, we own both building and land for 43 restaurant locations. The related book values associated with these restaurants included land of $34.1 million and buildings of $15.1 million.

(3)
Effective June 27, 2019, we adopted ASC 842, the new lease accounting standard that required us to recognize operating lease assets and liabilities in the balance sheet. Under our historical accounting, operating leases were not recognized in the balance sheet. Prior results have not been restated for the impact of this accounting change. The impact of the new lease accounting standard did not significantly impact our results of operations or cash flows.

(4)
Deferred gain on sale leaseback transactions balance of $255.3 million, the related short-term deferred gain balance recorded within Total current liabilities of $19.3 million, and the associated Deferred income taxes, net balance of $68.6 million, were eliminated upon adoption of ASC 842 into Total shareholders’ deficit as required by ASC 842.

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Thirty-Nine Week Periods Ended
	March 25, 2020	March 27, 2019
Cash flows from operating activities
Net income	$73.6	$108.2
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation and amortization	120.9	109.5
Stock-based compensation	9.0	13.0
Restructure charges and other impairments	24.8	14.4
Net loss (gain) on disposal of assets	1.1	(27.6)
Other	1.7	2.1
Changes in assets and liabilities	6.7	(69.0)
Net cash provided by operating activities	237.8	150.6
Cash flows from investing activities
Payments for property and equipment	(82.0)	(128.0)
Payments for franchise restaurant acquisitions	(94.6)	(1.3)
Proceeds from sale of assets	1.0	1.4
Proceeds from note receivable	2.2	2.0
Insurance recoveries	—	1.4
Proceeds from sale leaseback transactions, net of related expenses	—	468.8
Net cash (used in) provided by investing activities	(173.4)	344.3
Cash flows from financing activities
Borrowings on revolving credit facility	806.8	626.0
Payments on revolving credit facility	(630.0)	(903.0)
Purchases of treasury stock	(32.3)	(167.7)
Payments of dividends	(43.3)	(46.0)
Payments on long-term debt	(12.4)	(5.7)
Proceeds from issuances of treasury stock	1.6	2.8
Payments for debt issuance costs	(1.0)	—
Net cash provided by (used in) financing activities	89.4	(493.6)
Net change in cash and cash equivalents	153.8	1.3
Cash and cash equivalents at beginning of period	13.4	10.9
Cash and cash equivalents at end of period	$167.2	$12.2

BRINKER INTERNATIONAL, INC.
Restaurant Summary

	Total Restaurants Open at March 25, 2020	Fiscal 2020
		Third Quarter Openings	Fiscal Year Openings	Full Year Projected Openings
New Openings
Company-owned restaurants
Chili’s domestic	1,060	1	6	6
Chili’s international	5	—	—	—
Maggiano’s	52	—	—	—
Total Company-owned	1,117	1	6	6

Franchise restaurants
Chili’s domestic	178	—	2	2
Chili’s international	379	7	23	23
Maggiano’s	1	—	—	—
Total franchise	558	7	25	25

Total Company-owned and franchise restaurants
Chili’s domestic	1,238	1	8	8
Chili’s international	384	7	23	23
Maggiano’s	53	—	—	—
Total	1,675	8	31	31

Relocation Openings
Chili’s domestic company-owned relocations		0	0	0
Included in the Total Restaurants Open at March 25, 2020 are locations that have been temporarily closed due to the COVID-19 pandemic which include 10 Company-owned Chili’s restaurants located within a closed structure or closed due to local regulations, 32 domestic Chili’s franchise locations, 203 Chili’s international franchise locations, and 1 Maggiano’s franchise location. Additionally, during this COVID-19 pandemic with the various government restrictions, we have temporarily delayed construction of new restaurants until we are able to safely resume. We do not anticipate relocating any restaurants at this time.

FOR ADDITIONAL INFORMATION, CONTACT:

MIKA WARE
INVESTOR RELATIONS
investor.relations@brinker.com

AISHA FLETCHER
MEDIA RELATIONS
media.requests@brinker.com

(800) 775-7290
3000 OLYMPUS BOULEVARD
DALLAS, TEXAS 75019